Exhibit 99.1
AFC ENTERPRISES NAMES ANDREW G. SKEHAN
CHIEF OPERATING OFFICER, INTERNATIONAL
ATLANTA, August 17, 2011 — AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® restaurants announced today that Andrew G. Skehan has been named Chief Operating Officer, International of its Popeyes brand.
Mr. Skehan joins Popeyes with extensive experience in International strategy, operations, development and marketing. From 2009 to 2011, he served as chief operating officer of Wendy’s/Arby’s International. Prior to this position, he served as president, Europe, Africa & Middle East for Quizno’s® Restaurants, LLC. Mr. Skehan has a total of 22 years of International, strategic and leadership experience including senior operations, marketing and management positions with Churchill Downs Incorporated; Nabisco®, Incorporated; and PepsiCo Restaurants International.
“Andrew is an experienced and enthusiastic international leader who is ideally suited to our company’s global expansion plans and our commitment to helping our franchise partners succeed,” said Cheryl Bachelder, AFC Enterprises Chief Executive Officer. “Andrew has hands-on experience building winning teams and restaurants around the globe; he is a valuable addition to our Leadership Team.”
Prior to joining PepsiCo, Mr. Skehan served as an officer in the United States Navy. He received his Bachelor of Science degree from the United States Naval Academy and his Master’s degree in business administration from the University of Rhode Island.
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick-service chicken concept based on number of units. The Popeyes system has approximately 2,000 restaurants in the United States, Guam, Puerto Rico, the Cayman Islands and 25 foreign countries. AFC’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. AFC Enterprises can be found at www.afce.com.
Media inquiries:
Alicia Thompson, Vice President, Communications & Public Relations
(404) 459-4572 or popeyescommunication@popeyes.com